CUSIP NO 073308-10-8                     13G                  Page 7 of 7 Pages

EXHIBIT 2

REPORTING PERSON RELATIONSHIPS

     On December 31, 2000, Charles River Partnership VIII Limited Partnership ("CRP VIII") was the registered holder of 3,641,730 shares of Be Free, Inc. common stock, and Charles River Partnership VIII-A Limited Partnership
(CRP VIII-A) was the registered holder of 67,149 shares of Be Free, Inc. common stock. The general partner of CRP VIII and CRP VIII-A is Charles River VIII GP, Limited Partnership. Charles River VIII GP, LP disclaims beneficial ownership of the shares held by CRP VIII and CRP VIII-A in which it does not have a pecuniary interest.